Exhibit 10.8

Pegasystems Inc.

Pegasystems Inc.
Notice of Grant of Stock Option and Option Agreement	ID: 04-2787865 101 Main Street
Cambridge, MA 02142

FIRST_NAME_ MIDDLE_NAME _
LAST_NAME _	Option Number:
ADDRESS_LINE 1	Plan:
CITY STATE COUNTRY ZIPCODE	ID:

Effective              (“Grant Date”), you (the “Optionee”) have been granted a Nonstatutory Stock Option (the “Option”) to buy              shares of Pegasystems Inc. (the “Company”) common stock at an exercise price of US              per share (the “Exercise Price”), pursuant to the Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Plan”).

The total exercise price of the shares granted is US            .

Shares subject to this Option will vest 20% on the first anniversary of the Grant Date and the balance of 80% will vest in 16 equal quarterly installments between the first and fifth anniversaries of the Grant Date.

Expiration: Options expire in ten years from the Grant Date.

The undersigned Optionee agrees to all of the terms of the Plan and all those set forth on Exhibits A and B attached hereto and incorporated herein by reference (the “Option Agreement”).

IN WITNESS WHEREOF, the Company and the Optionee have executed this instrument as of the date set forth above.

Pegasystems Inc.

By:
Alan Trefler, Chairman and
Chief Executive Officer

FIRST_NAME_ MIDDLE_NAME
LAST_NAME

Exhibit A

To Notice of Grant of Stock Option and Option Agreement for Non-U.S. Employees

1. Exercise Price. The Exercise Price is equal to Fair Market Value, as defined in Section 2(o) of the Plan, of a share of the Company’s Common Stock on the date of the Notice of Grant of Stock Option and Option Agreement for Non-U.S. Employees (of which this Exhibit A is a part) (the “Option Agreement”).

2. Option Exercise. Once vested, the Option shall remain exercisable in whole or in part at any time through and including the day immediately preceding the date set forth under the heading “Expiration” on the Option Agreement (the “Expiration Date”), after which the Option shall expire and no longer be exercisable.

The Option shall be exercisable by notice to the Company or the Company’s designated stock option administrator, which shall:

(a) state the election to exercise the Option, the number of shares of Common Stock with respect to which it is being exercised, and, if different than the Optionee, the person in whose name the stock certificate or certificates for such shares of Common Stock are to be registered, and the address and Social Security number of such person;

(b) be signed by the person or persons entitled to exercise the Option, and if the Option is being exercised by a person or persons other than the Optionee, be accompanied by proof satisfactory to the Company’s legal counsel of the right of such person or persons to exercise the Option; and

(c) if to the Company, be in writing and delivered in person or by certified mail to the Chief Financial Officer of the Company or, if to the Company’s designated stock option administrator, be in the manner and form specified by such stock option administrator.

Payment of the full purchase price of any shares of Common Stock, with respect to which the Option is being exercised, shall accompany the notice of exercise of the Option and such payment may be made in cash or check payable to the Company. Alternatively, the Optionee may elect to pay the full purchase price of any shares of Common Stock, with respect to which the Option is being exercised, by having the Company withhold, or by tendering to the Company through a stock swap, such number of shares of Common Stock as are equal in value to the full purchase price. The certificate or certificates for shares of Common Stock as to which the Option is exercised shall be registered in the name of the person or persons exercising the Option.

3. Termination of Service. If the Optionee terminates Service other than by reason of the Optionee’s death, Disability or Retirement, the Optionee may exercise his or her Option for three months following such termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option).

4. Retirement of Optionee. If the Optionee terminates Service as a result of Retirement, the Optionee may exercise his or her Option for 24 months following such termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option).

5. Disability of Optionee. If the Optionee terminates Service as a result of the Optionee’s Disability, the Optionee may exercise his or her Option for 24 months following such termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option).

6. Death of Optionee. If the Optionee dies while a Service Provider, the Option may be exercised by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance for 12 months following the Optionee’s termination of Service because of death.

7. Optionee’s Agreement. The Optionee agrees to all the terms stated in the Option Agreement (of which this Exhibit is a part), as well as to the terms of the Plan (which shall control in case of conflict with the Option Agreement), a copy of which is attached and of which the Optionee acknowledges receipt.

8. Withholding. Regardless of any action the Company and/or the Optionee’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Options, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Optionee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Optionee from any wages or other cash compensation paid to the Optionee by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Optionee authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Optionee by one or a combination of the following: (i) withholding otherwise deliverable shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount; (ii) arranging for the sale of shares of Common Stock otherwise deliverable to the Optionee (on the Optionee’s behalf and at the Optionee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. The Optionee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Optionee any shares of Common Stock pursuant to the Option if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this section.

9. Rights as Shareholders. The Optionee shall have no rights as a shareholder of the Company with respect to any of the shares of Common Stock covered by the Option until the issuance of a stock certificate or certificates upon the exercise of the Option, and then only with respect to the shares of Common Stock represented by such certificate or certificates.

10. Non-Transferability. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

11. Compliance with Securities, Tax and Other Law. The Option may not be exercised if the issuance of shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities law or any other law or valid regulation. As a condition to the exercise of the Option, the Company may require the Optionee, or any person acquiring the right to exercise the Option, to make any representation or warranty that the Company deems to be necessary under any applicable securities, tax, or other law or regulation.

12. Adjustments upon Changes in Capitalization. In the event of any change in the shares subject to the Plan or to any Option granted under the Plan by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares of Common Stock, or other change in the structure of the Company, the number of shares of Common Stock subject to each outstanding Option and/or the Option price with respect to the shares of Common Stock shall be appropriately adjusted by the Company and such adjustment shall be final, binding and conclusive.

13. No Right to Employment. The granting of the Option does not confer upon the Optionee the right to continue in the Service of the Company, or affect in any way the right and power of the Company to terminate the Service of the Optionee at any time with or without assigning a reason therefor, to the same extent as the Company might have done if the Option had not been granted.

14. No Guarantee. The Company offers no guarantee or assurance that the Company’s stock has any value at the time of this grant or will have any value or liquidity at any future time.

15. Acknowledgment of Nature of Plan and Option. In accepting the Option, the Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;

(b) the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future Options, if any, will be at the sole discretion of the Company;

(d) the Optionee’s participation in the Plan is voluntary;

(e) the Option is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any Related Company, and which is outside the scope of the employment contract, if any;

(f) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company;

(g) in the event that the Optionee is not an Employee of the Company or any Related Company, the Option and the Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Company;

(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;

(i) if you exercise your Option and obtain shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Option price;

(j) in consideration of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or shares of Common Stock acquired upon exercise of the Option resulting from termination of the Optionee’s service by the Company or any Related Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and any Related Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Option Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim;

(k) in the event of termination of the Optionee’s Service (whether or not in breach of local labor laws), the Optionee’s right to receive an Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the underlying shares of Common Stock; and

(m) the Optionee is hereby advised to consult with the Optionee’s personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

16. Data Privacy Notice and Consent. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock granted, exercised, canceled, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to a third party stock plan service provider(s) as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands the recipients of the Data may be located in the Optionee’s country, in the United States or elsewhere, and that the data recipients’ country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.

17. Amendment and Termination of Option. The Company may not, without the consent of the Optionee, alter or impair any Option granted under the Plan. The Option shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of the Plan, it can no longer be exercised for shares of Common Stock originally subject to the Option.

18. Language. If the Optionee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future grants made under the Plan by electronic means or request that the Optionee consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Governing Law. The Option Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, without regard to any applicable conflicts of law provisions thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the district of Massachusetts, and no other courts, where this grant of Options is made and/or to be performed.

21. Severability. In the event any one or more of the provisions of the Option Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of the Option Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

22. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

23. Exhibit B. Notwithstanding any provision herein, the Optionee’s participation in the Plan shall be subject to any special terms and conditions as set forth in Exhibit B for the Optionee’s country of residence, if any. The Exhibit B constitutes part of this Option Agreement.

Exhibit B

To Notice of Grant of Option and Option Agreement for Non-U.S. Employees

This Exhibit B includes additional terms and conditions that govern the Options granted to the Optionee if the Optionee resides in the countries contained herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Notice of Grant of Option and Option Agreement for Non-U.S. Employees (of which this Exhibit B is a part) or the Plan.

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time the Optionee acquires shares of Common Stock or sells shares of Common Stock the Optionee acquires under the Plan.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country apply to the Optionee’s specific situation.

If the Optionee is a citizen or resident of another country, or is considered a resident of another country for local law purposes, the information contained in this Exhibit B may not be applicable to the Optionee.

Australia

Withholding

This provision supplements Section 8 (Withholding):

Prior to the relevant taxable event, the Optionee will provide the Company with their Australian Tax File Number (TFN) or Australian Business Number (ABN). Failure to do so will result in the requirement for the Company to withhold Australian tax at the rate of 46.5%.

Reform to the taxation of employee share schemes

With effect from 1 July 2009, Optionee share options shall be taxed upfront, unless there is a “real risk of forfeiture”. Where there is a “real risk of forfeiture,” options shall generally be taxed at the earliest of:

•	Vesting of the option

•	Cessation of employment

•	7 years after grant

Canada

Option Exercise

The paragraphs below replace Section 2 (Option Exercise) of Exhibit A to the Option Agreement:

Once vested, the Option shall remain exercisable in whole or in part at any time through and including the day immediately preceding the date set forth under the heading “Expiration” on the Option Agreement (the “Expiration Date”), after which the Option shall expire and no longer be exercisable.

The Option shall be exercisable by notice to the Company or the Company’s designated stock option administrator, which shall:

(a)	state the election to exercise the Option and the number of shares of Common Stock with respect to which it is being exercised,

(b)	be signed by the Optionee; and

(c)	if to the Company, be in writing and delivered in person or by certified mail to the Chief Financial Officer of the Company or, if to the Company’s designated stock option administrator, be in the manner and form specified by such stock option administrator.

Payment of the full purchase price of any shares of Common Stock, with respect to which the Option is being exercised, shall accompany the notice of exercise of the Option and such payment may be made in cash or check payable to the Company. Alternatively, the Optionee may elect to pay the full purchase price of any shares of Common Stock, with respect to which the Option is being exercised, by having the Company withhold such number of shares of Common Stock as are equal in value to the full purchase price. The certificate or certificates for shares of Common Stock as to which the Option is exercised shall be registered in the name of the Optionee.

For further clarity, any shares issued of the Common Stock of the Company upon exercise of an Option shall be issued solely in the name of the Optionee and not in the name of any other person, including a person with whom the Optionee is dealing at non-arm’s length.

Upon exercise of the Option, the Optionee shall receive shares of the Common Stock of the Company and under no circumstances shall the Administrator elect to have the employee receive cash (or any other security) in lieu of the Common Stock of the Company. To this effect, section 13(e) of the Plan (and any other similar section) do not apply in Canada.

Furthermore, at all times the Optionee should hold less than 10% of the shares of the Common Stock of the Company or any Related Company.

Withholding

The paragraphs below replace Section 8 of Exhibit A to the Option Agreement:

Generally, there are Canadian requirements to withhold source deductions on stock options benefits. Although stock options benefits are considered to be remuneration subject to source deductions, Canada recognizes that requiring additional withholding from cash payments, such as normal salary, as a result of a stock option benefit can create hardship for the employee. This hardship will be created when either the benefit is very large in proportion to the employee’s normal salary or the option is exercised later in the year. As a result, employers may make withholdings from employees’ cash remuneration to the extent possible, without imposing actual hardship. Where the non-cash benefit is the only form of income received from that employer, the employer will not be required to withhold tax on the amount of such benefits.

Stock option benefits are also subject to social security taxes in Canada. These benefits are subject to Canada Pension Plan withholdings but not Employment Insurance withholdings. The province of Ontario will also levy payroll taxes to fund the Canadian health service.

The employment benefit and, if applicable, related 50% deduction will be reported on the Optionee T4 for the year in which the tradable options are exercised or sold. The Optionee must report these amounts on his or her individual income tax return for the same year.

If the Optionee qualifies and elects to defer a part of the employment benefit arising on exercise to the date of sale, the employer (i.e. the Related Company) will report the deferred benefit on the T4 slip in the year of exercise, however the benefit will not be included in income for that year. The Optionee must complete and file Form T1212, “Statement of Deferred Security Option Benefits” with his or her federal tax return for each year in which arises a balance of deferred benefit outstanding. In the year the Optionee sells the shares, the Optionee must report the deferred benefit on his or her tax return.

Acknowledgement of nature of plan

The paragraphs below replace Section 15 of Exhibit A to the Option Agreement [new or amended paragraphs are shown in italics at g and j]:

In accepting the Option, the Optionee acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;

(b)	the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c)	all decisions with respect to future Options, if any, will be at the sole discretion of the Company;

(d)	the Optionee’s participation in the Plan is voluntary;

(e)	the Option is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any Related Company, and which is outside the scope of the employment contract, if any;

(f)	the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company;

(g)	the Company has decided to grant Options under the Plan to individuals who are employees of the Company or any Related Company; and under no circumstances, the Optionee should be considered a Consultant or a “non-employee Officer or non-employee Director” of the Company or any Related Company;

(h)	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;

(i)	if you exercise your Option and obtain shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Option price;

(j)	at all times the Optionee should hold less than 10% of the shares of the Common Stock of the Company or any Related Company;

(k)	in consideration of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or shares of Common Stock acquired upon exercise of the Option resulting from termination of the Optionee’s service by the Company or any Related Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocable releases the Company and any Related Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Option Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim;

(l)	in the event of termination of the Optionee’s Service (whether or not in breach of local labor laws), the Optionee’s right to receive an Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option;

(m)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the underlying shares of Common Stock; and

(n)	the Optionee is hereby advised to consult with the Optionee’s personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Optionee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for the Optionee. In addition, the Optionee must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.

Hong Kong

Obligation to report the share option gains to the tax authority

The Optionee is obliged to declare the gains realized by the exercise, assignment or release of the share options to the Hong Kong Inland Revenue Department (“IRD”) in their Individual Tax Return for the year of assessment in which the share options are exercised, assigned or released. If the Optionee is eligible to lodge any offshore non-taxable claim on their share option gains, the Optionee is required to lodge such claim in their Individual Tax Return. Therefore, it is the Optionee’s responsibility to prove to the satisfaction of the IRD on their non-taxable claim lodged with documentary evidence in support.

Reporting requirement

Upon the commencement of Hong Kong employment/assignment of the Optionee, the Optionee’s employer (the “Employer”) is obliged to file the Commencement Notice (Form IR 56E) for reporting the term of employment and share options details to the IRD within 3 months from the date of commencement of employment. Annual Employer’s Return (Form IR 56B) is required to be filed to the IRD by end of April to report the remuneration paid/accrued to the Optionee, including the share option gains, for each year ended 31 March. Further to the filing of the said Forms, the IRD will normally create a tax file for the Optionee and issue the annual Individual Tax Return to the Optionee (usually in May) to ascertain their tax position. If there is no Individual Tax Return issued by the IRD to the Optionee for reporting the share option gain in the year of exercise, the Optionee is obliged to voluntarily inform the IRD on this tax chargeability arising from the exercise as well as other Hong Kong taxable employment income within four months after the end of the basis period during which the year of assessment is concerned (i.e. the informing deadline is 31 July given the fiscal year ends on 31 March).

Leaving Hong Kong

If the share option is only exercised, assigned or released after the Optionee permanently departs from Hong Kong, the Employer should report the share option gains by filing the Departure Notice (Form IR 56G) and provide a copy for the Optionee. The Optionee also needs to discharge their voluntary informing chargeability obligation as mentioned above not later than 4 months after the end of the year of assessment in which the share option gains are derived. Even if the Employer fails to submit the Departure Notice to report the taxable share option gain, the Optionee still needs to comply with their own reporting obligation.

In order to assist with finalizing the salary-related tax liabilities prior to permanent departure, the Optionee is allowed, as a concession, to elect to have the tax liabilities finalized on the basis of a notional exercise of the share options. The notional gain is calculated on the basis as if the options had been exercised on a day within 7 days before the date of submission of the Optionee’s tax return for the final year of assessment in which the Optionee departs. As a further concession, the IRD is prepared to accept an election made within 3 months from the date of departure from Hong Kong if no election has been made before departure. In this case, the date of departure will be taken as the date of notional exercise for the purpose of calculating the gain.

An election once made cannot be withdrawn before the actual exercise, assignment or release, except:

(i)	within the objection period of the assessment in which the gain of the notional exercise is included; or

(ii)	total forfeiture of the options with no replacement or compensation before the actual exercise.

If it transpires that the gain in respect of the actual exercise, assignment or release is less than the amount assessed in respect of the notional exercise, the IRD has indicated in its Departmental Interpretation and Practice Note that they will favorably consider any application for appropriate amendment and re-assessment.

Withholding

The paragraphs below supplement Section 8 (Withholding) of Exhibit A to the Option Agreement.

The Employer is not required to withhold the Optionee’s share option gains unless the Optionee permanently departs from Hong Kong. The Employer is statutorily required to withhold money payment from the Optionee for a period of one month after the Departure Notification (Form IR 56G) was filed to the IRD, unless consent (by the issue of a Letter of Release to the employer with a copy to the Optionee after they have settled all their tax liabilities) is given by the IRD. Hence, if the Optionee derives share option gains and there is money paid to them by the Employer, the Employer has the withholding obligation.

India

Exchange Control Information

As per the foreign exchange laws (“regulations”) in India, there are no restrictions on the amount of remittances that the Optionee can make for acquiring Options provided that the following conditions are fulfilled:

1.	The Company issuing the shares effectively, directly or indirectly, holds in the Indian company, whose employees / directors are being offered shares, not less than 51% of its equity, and

2.	The shares under the Plan are offered by the issuing company globally on a uniform basis (with the same terms and with the same rights).

Ireland

Restriction on Types of Shares Issued to Directors

If the Optionee is a director or shadow director of an Irish Subsidiary, the Optionee’s Options will be paid in newly issued shares of Common Stock only. In no event will the Options be settled in treasury shares.

Director Notification Requirement

If the Optionee is a director, shadow director or secretary of an Irish Subsidiary, the Optionee must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., Options, shares of Common Stock, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

Netherlands

By participating in the Plan the Optionee acknowledges that the Optionee’s Options can cease to vest on termination of employment under the terms of the Plan. It is a condition of participation in the Plan that the Optionee agrees to these terms.

Poland

Securities reporting

If the Optionee holds more than €10,000 of foreign securities (including following the grant of Options) the Optionee must declare details of the shares and options (whether or not the options have vested) to the National Bank of Poland. The form of declaration must be submitted within 30 days of the end of the year.

Singapore

Leaving Singapore

With effect from January 1, 2003, Optionees who are foreign citizens or are Singapore Permanent residents leaving Singapore permanently are taxed on a “deemed exercise” basis for any options or units or shares granted or issued during Singapore employment. This would also include any unvested or restricted options or units or shares granted whilst exercising employment in Singapore.

As per the deemed exercise rule, all Options, units, or stock which have been granted during Singapore employment are deemed to have been exercised, irrespective whether the Options have vested or not. The taxable value is the difference between the fair market value (which would be the fair market value one month prior to the date of departure) and the exercise price.

Director withholding

Independent Directors who are Non Resident in Singapore and have received Options by virtue of their being on the Board of the Singapore Company will be subject to tax in Singapore and liable for tax withholding.

Spain

This provision supplements Section 15 (Acknowledgment of Nature of Plan and Option) of Exhibit A to the Option Agreement:

In accepting the Options, the Optionee consents to participation in the Plan and acknowledges that the Optionee has received a copy of the Plan.

The Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Related Company. Consequently, the Optionee understands that the Options are granted on the assumption and condition that the Options and any shares of Common Stock acquired upon exercise of the Options are not a part of any employment contract (either with the Company or any Related Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Optionee understands that the Optionee will not be entitled to continue vesting in any Options once the Optionee’s Service with the Company or any Related Company ceases. In addition, the Optionee understands that this grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Options shall be null and void.

Exchange Control Information

The Optionee must declare the acquisition of shares of Common Stock to the Dirección General de Política Comercial e Inversiones Exteriores (the DGPCIE) of the Ministerio de Economía for statistical purposes.

As the shares are listed on a stock exchange the acquisition will be filled in a form D-5B. The form will be declared to the Registro de Inversiones of the Dirección General de Política Comercial e Inversiones Exteriores of the Ministerio de Industria, Turismo y Comercio.

The Optionee must also declare ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January whilst the shares of Common Stock are owned in the following cases:

•	The shares of the company are listed on the stock exchange.

•	The shareholding in the company has to be at least 10% or more.

•	The investment is more than 1,502,530.26 Euros.

Foreign currency payments (i.e., dividends or sale proceeds) have to be declared when the amount exceed 6,010.12 Euros on form B3.

The information provided to the financial institution is the following:

•	The Optionee’s name, address, and fiscal identification number

•	Non resident’s name, address and fiscal identification number.

•	The amount of the payment, payment method, currency of origin and value in euros.

•	The reasons for the payment.

A payment is made by bank transfer the following information should be provided to the financial institution when the amount exceeds 50,000 euros:

•	Resident name, address and fiscal identification number.

•	Non resident name, address and fiscal identification number.

•	The amount, currency of origin and value of payment in euros.

•	The reason for the payment.

Sweden

No country specific terms and conditions apply.

United Kingdom

Withholding

The paragraphs below replace Section 8 (Withholding) of Exhibit A to the Option Agreement:

Regardless of any action the Company or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, exercise, release or assignment of any Option (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility. Furthermore, the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Options, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

As a condition of any Options becoming exercisable and the issuance of shares of Common Stock upon exercise of the Options, the Company and/or the Employer shall be entitled to withhold and the Optionee agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items by the Due Date, which is 90 days, or such other period as required under U.K. law, after the event giving rise to the Tax-Related Items (the “Chargeable Event”). In this regard, except as provided in the next sentence, such payment shall be made by means of the Company withholding and/or reacquiring a number of shares of Common Stock issued upon exercise of the Options having a Fair Market Value equal to the amount of Tax-Related Items that the Company determines it or the Employer is required to account to HMRC under applicable tax laws with respect to the Options (with such obligation determined based on any applicable minimum statutory withholding rates). In the event that the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such obligation in such method, the Company may satisfy its entitlement to withhold under this Option Agreement by either or a combination of the following methods: (i) by requiring the Optionee to pay such amount in cash or check; and/or (ii) by deducting such amount out of any other compensation otherwise payable to the Optionee. For these purposes, the Fair Market Value of the shares of Common Stock to be withheld or repurchased, as applicable, shall be determined on the date that Tax-Related Items are to be determined.

The Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made by the Due Date, the Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming the Optionee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by the Optionee to the Employer, effective on the Due Date. The Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under Applicable Laws or if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares of Common Stock acquired under the Plan.

Joint Election

As a condition to exercising the Options, the Optionee agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may be payable by the Company and/or the Employer in connection with the Options and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Optionee agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to the Optionee. The Optionee further agrees to execute such other joint elections as may be required between the Optionee and any successor to the Company and/or the Employer. If the Optionee does not enter into the Election when the Optionee accepts the Option Agreement or when otherwise requested by the Company and/or Employer, or if the Election is revoked at any time by HMRC, the Optionee will not be entitled to exercise the Option unless the Optionee agree to pay an amount equal to the Employer’s Liability to the Company, the Employer and/or any Related Company. The Optionee further agrees that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in the Withholding section of the Option Agreement.